Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Project Contract

By and between

Kloepfel Corporate Finance GmbH
Am Rundfunkplatz 2
D-80335 Munich

And

VIA optronics GmbH
Sieboldstrasse 18
D-90411 Nuremberg

Hereinafter referred to as the “Client”

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

1.                                                        Prewords

VIA optronics GmbH (“VIA optronics”), registered under the HRB [Trade Register] No. 22650, was founded in 2005 by Mr. Juergen Eichner and became over the years a globally active specialist in the area of display enhancement and interactive display solutions. The production sites in Germany; Japan and China are constructed for medium- and large-series production and are equipped with state-of-the-art cleanroom technology. VIA optronics owns two subsidiaries, VIA optronics LLC (USA) and VIA optronics (Suzhou) Co., Ltd. (CHN) as well as a sales office in Taiwan and a Joint Venture in Japan (VTS Ltd.) (together “Via optronics Group”). The managing directors of VIA optronics are Mr. Juergen Eichner and Mr. Daniel Jürgens.

The shares of VIA optronics are held by the shareholders IMI Group (76%) and Juergen Eichner (24%).

After a significant growth in revenue within the last years from €34 mn. in 2015 to over €131 mn in 2017, the Client seeks to further foster his global business growth and therefore needs to raise additional financial capacities for R&D, add-on acquisitions, manufacturing capacities which in total will accumulate investments of up to €50-70 mn.

In order to finance those investments the Client considers an IPO under the Jobs Act in the United States at either NYSE or NASDAQ. Other important reasons for an IPO are being peer to its customers (most of them are stock listed), the establishment of additional financial instruments for the future (such as follow-on, bonds and others), models to incentive employees and management and last but not least to open the opportunity for its shareholders to regain their investments.

The Client asked Kloepfel Corporate Finance GmbH (KCF) to coordinate and manage the complex overall IPO process (“the Project”).

2.                                                        Assignment

2.1                                                 The Client engages KCF with:

•                                          the search and identification of suitable international Investment Banks, Research Analysts, IPO related service companies such as auditors, lawyers, ADR-Banks, VDR-Providers, IR-Firms, support with the stock exchange, tax advisors and others;

•                                          international communication and management of the entire IPO-process with all involved parties which will last of about 6-9 months; this will also include so called test-the-water meetings and roadshows with potential investors;

•                                          management and coordination in close alignment with the Client and the selected Investment Banks in their role as book runners which includes the drafting sessions, the S1-filing and alignments with the SEC and SE.

2.2                                                 The contractual parties already agreed that the success of the project decisively depends on the active collaboration between the Client and KCF and presumes an intensive cooperation. The Client therefore will conduct any and all activities that are geared to the conclusion of the IPO-process together with KCF and instructs KCF about all possible interested parties or other activities that are relevant for the process.

3.                                                        Range of Activities

For the execution of the Project, KCF will perform the following activities:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

IPO-Sub-Phase 1:

3.1                                                 Project planning, analysis and preparation of the IPO evaluation and preparation process (incl. organization meeting)

3.2                                                 Search for and identification of suitable international Investment Banks, and Research Analysts, IPO related service companies such as auditors, lawyers, ADR-Banks, VDR-Providers, IR-Firms, support with the stock exchange, tax advisors and others

3.3                                                 Prepare in close collaboration with VIA optronics management the overall documentation and presentations for external and internal use (e.g.. pitch books for beauty contest with Investment Banks, analysis and comparison of different IPO-Provider; board presentations, etc.)

IPO-Sub-Phase 2:

3.4                                                 Entire coordination of the syndicate structure

3.5                                                 Support the entire S1-Filing process

3.6                                                 Set-up of the Virtual Data Room (VDR) and management of the Due Diligence-process (DD)

3.7                                                 Support and overall coordination of SEC/ Stock Exchange/ Management/ Research Analyst’s meetings

3.8                                                 Support presentation and meetings with potential investors (Test-The-Water-meetings and Roadshows )

Depending on the situation and the course of the process, changes in the process scope or sequences may occur. The changes will be presented to the client and client will decide concerning further steps. Individual components of the processes described can thus be expanded or become obsolete.

4.                                                        Duration

This Project Contract is concluded for an indefinite period, whereas the parties assume a time frame of 6-9 months of the execution of the process. Based on the good relationship between the parties, KCF is offering, that the project contract can be terminated by either contractual party with a notice period of at least two weeks to the end of the current month. Project start is July 1st, 2018.

5.                                                        Fees and Reimbursement of Expenses

5.1                                                 KCF is entitled to an agreed monthly retainer in the amount of €27,500 (which already includes the IPO-evaluation) for the IPO-Sub-Phase 1 and IPO-Sub Phase 2. From January 2019 on the retainer will be a monthly retainer of €18,000.

The amount will be invoiced on a monthly basis for a maximum of nine (9) months. In case an IPO can be realized before the ninth months, the retainer will end with the realization of the IPO.

It is agreed between the parties, that 60% of the retainer for a maximum of seven (7) months will be deducted from the IPO success fee.

5.2                                                 This Project is highly success-driven. In the event of an IPO, KCF is entitled to a success fee amounting to the agreed and already negotiated amount of 0.95% of the IPO contract

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

value [Please note: average international standard is between 0.75% and 1.5%]. The IPO contract value is defined as the proceeds and money raised for the shareholders of VIA optronics (or their successor company) and/or the Client (or its successor company) out of the IPO. The success fee is due at day of the first stock listed IPO-date.

5.3                                                 Travel expenses incurred in connection with the performance of the Project contract will be borne by the Client. Travel expenses will be verified and settled monthly. Travel expenses must be approved by the Client in advance. Travel expenses are based on €0.70 per vehicle kilometer or car rental expenses and reimbursement of air and rail travel (within the EU “Economy class”; outside the EU “Business Class”; First class train tickets).

5.4                                                 A lump-sum cost (telephone, courier services, color copies, etc.) is charged per month in the amount of €750, as significant international telephone charges and courier and copy costs have occurred in the last months already.

5.5                                                 In the event that VIA optronics decides to terminate the IPO process, KCF is entitled to a break-up fee of €175.000 in total, which is estimated about 15-20% of the expected success fee of KCF. As mutually agreed and based on the trustful relationship, this is a significant deduction of the overall efforts KCF is providing since VIA optronic’s IPO evaluation. The terms for the eligibility of the break-up fee are as follows:

5.5.1                                       [***]

5.5.2                                       [***]

5.5.3                                       [***]

5.5.4                                       [***]

5.6                                                 VAT at the statutory rate is additionally payable on all fees, if applicable.

6.                                                        Confidentiality

KCF warrants the confidential treatment of all information received from the Client in connection with the project KCF will not pass on this information to third parties except in pursuance of this Project Contract

6.1                                                 This obligation does not apply,

6.1.1                                       for if and so far as the Client has granted previous written consent

6.1.2                                       to the communication such of the Information which is or becomes public domain through no unlawful action by KCF its officers, employees, advisors or other representatives,

6.1.3                                       for such Information which was in the possession of KCF prior to the disclosure thereof,

6.1.4                                       for such Information which must be disclosed in order to comply with applicable law or regulation.

6.2                                                 KCF will impose a secrecy obligation to any employee or representative that will come in contact with the exchanged information and warrants that their employees and representatives will fulfil the terms of this Project Contract

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

6.3                                                 KCF will pass on confidential information to third parties only after they have committed themselves to hold the information and data strictly confidential.

6.4                                                 The confidentiality obligations of fig. 6.1 to 6.3 also apply for the Client in consideration to information KCF discloses to the Client concerning potential investors.

6.5                                                 KCF is entitled to point out the main subject of the mandate in publications and to publish the completion of the project in the usual manner (Tombstone and press release).

7.                                                        Severability Clause

In case one or more of the provisions contained in this Project Contract should be or become fully or in part invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Project Contract shall not in any way be affected or impaired. Any provision which is fully or in part invalid, illegal or unenforceable shall be replaced by a provision which best meets the purpose of the replaced provision; the same applies in case of an omission.

Other oral ancillary agreements do not exist. Amendments and changes of this Project Contract require the written form.

This Project Contract is subject to the applicable German law and regulations. The applicable jurisdiction is Munich.

Munich, July 1st, 2018	/s/ Heiko Frank
Kloepfel Corporate Finance GmbH

Nuremberg, July 1st, 2018	/s/ Daniel Jürgens
VIA optronics GmbH